EXHIBIT 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
February 12, 2013

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS RESULTS
Fourth Quarter

●	Net income of $38.0 million, or $0.76 per diluted share
●	Fourth quarter calendar year combined ratio of 104.5%
●	Fourth quarter accident year combined ratio of 102.7%
●	Fourth quarter accident year combined ratio of 99.6%, excluding Super Storm Sandy impact
●	Net operating income of $47,000, or $0.00 per diluted share for fourth quarter
●	Quarterly dividend declared of $0.02 per share
●	Statutory Surplus $426.3 million, up $79.0 million from $347.3 million as of September 30, 2012

Year to Date

●	Net income of $11.7 million, or $0.23 per diluted share
●	Year to date calendar year combined ratio of 111.4%
●	Year to date accident year combined ratio of 101.4%
●	Year to date accident year combined ratio of 100.6%, excluding Super Storm Sandy impact
●	Net operating loss of ($28.4 million), or ($0.57) per diluted share for the year ended December 31, 2012
●	Book value per share of $11.22 at December 31, 2012
●	Statutory Surplus $426.3 million, up $40.9 million from December 31, 2011

Fourth Quarter Overview:

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) reported  fourth quarter 2012 net  income of $38.0 million, or $0.76 per diluted share, as compared to $9.0 million, or $0.18 per diluted share, for the fourth quarter of 2011. Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was  $47,000, or $0.00 per diluted share, compared to net operating income of $8.5 million, or $0.17 per diluted share, in the prior year fourth quarter. The fourth quarter 2012 results include $38.0 million, or $0.76 per diluted share, of after-tax realized gains, compared to $0.4 million, or less than $0.01 per diluted share, during the same period in 2011.

PRESS RELEASE	PAGE 2

Statutory surplus, a non-GAAP measure, increased to $426.3 million at December 31, 2012 from $347.3 million at September 30, 2012 and from $385.4 million at December 31, 2011.

Commenting on the quarterly results, Robert S. Cubbin, President and Chief Executive officers, stated: “We are committed to our shareholders, partners, agents, customers, and employees to solidify our A.M. Best rating. We have made progress in enhancing our statutory surplus and reducing our required capital by harvesting $52.1 million of gains embedded in our investment portfolio, entering into a quota share reinsurance agreement and terminating underperforming business. With these actions, our statutory surplus has increased by $79.0 million in the last quarter and our net premium leverage ratio decreased from 2.5 to 1.0 to 1.9 to 1.0. We are also pleased that our loss reserves are stabilizing and that rate increases continue to outpace loss trends.”

Fourth quarter 2012 results include a pre-tax increase in net ultimate loss estimates for accident years 2011 and prior of $4.2 million, or 1.8 combined ratio percentage points; fourth quarter 2012 results also reflect the impact from Super Storm Sandy of $7.0 million, or 3.1 combined ratio percentage points.

The accident year loss and LAE ratio, a non-GAAP measure that excludes changes in net ultimate loss estimates from prior year loss reserves, was 71.6% for the fourth quarter of 2012, compared to 65.4% in the fourth quarter of 2011. As discussed above, the increase was partially driven by the impact of Super Storm Sandy, which added 3.1 percentage points in 2012 as compared to 2011. In addition, the 2012 accident year loss and LAE ratio reflects the cumulative effect of an increase in our accident year forecasted 2012 loss and LAE ratio based upon the year-to-date increase in net ultimate loss estimates for the 2009, 2010 and 2011 accident years previously recognized in prior quarters.

The expense ratio was 31.1% in the fourth quarter of 2012, compared to 32.1% in the prior year quarter. The improvement in the expense ratio reflects a lower level of technology expenses and leveraging of fixed costs over a larger premium base.

Fourth quarter 2012 gross written premium increased to $246.7 million, compared to $223.1 million in the fourth quarter of 2011. This growth primarily reflects the accelerating pace of rate increases that have been achieved in combination with the maturation of existing programs where we are achieving adequate pricing levels. This growth was partially offset by the termination of, or reductions in certain programs where pricing and underwriting did not meet the Company’s targets.

Pre-tax profit from net commissions and fee revenue for the fourth quarter of 2012 was $3.1 million, compared to $1.5 million for the fourth quarter of 2011. The increased profitability was driven primarily by commission revenues generated by our Michigan agency that we acquired in the fourth quarter of 2011 in combination with a reduction in our general, selling and administrative costs in the current year.

General corporate expenses increased to $0.7 million in the fourth quarter of 2012, compared to a benefit of $0.5 million in 2011. The increase is due to a reduction in the performance based variable compensation accrual in 2011.

Amortization expense increased to $3.2 million in the fourth quarter of 2012, compared to $1.3 million in 2011. The increase is due to the $1.8 million write off of an intangible asset related to the Public Entity Excess Liability program that we terminated in the fourth quarter of 2012. The fourth quarter 2012 after-tax impact of this write off was a non-cash expense of $0.02 per diluted share.

PRESS RELEASE	PAGE 3

Year to Date 2012

●	Net income for the full year 2012 was $11.7 million, or $0.23 per diluted share, compared to net income of $43.0 million, or $0.82 per diluted share in 2011.
●	Net operating loss for the full year 2012 was ($28.4 million), or ($0.57) per diluted share, compared to net operating income of $40.3 million, or $0.77 per diluted share in 2011.
●
The GAAP combined ratio for the full year 2012 was 111.4%, compared to 99.8% in 2011; 2012 combined ratio increased 10.0 percentage points from an increase in net ultimate losses on 2011 and prior accident years, whereas the 2011 combined ratio increased 1.0 percentage points from an increase in net ultimate losses on 2010 and prior accident years.

●
The year to date accident year combined ratio for the full year 2012 was 101.4%, compared to 98.8% for the same period in 2011; the increase primarily reflects the impact of Super Storm Sandy in 2012 and the increase in the 2012 forecasted loss ratio based upon the increase in net ultimate loss estimates for the 2009, 2010 and 2011 accident years previously recognized in prior quarters. These increases were partially offset by a reduction in profit sharing commissions and the leveraging of fixed costs over a larger premium base.

2013 Guidance

Management expects 2013 gross written premium to be between $970 million and $990 million.  Management also expects the Company’s net operating income excluding the impact of the quota share agreement to be between $35.0 million to $40.0 million, or between $0.70 and $0.80 per share.  We expect the combined ratio, excluding the quota share to be between 98.0% and 99.0%.  We expect pre-tax net investment income to be between $44.0 million and $45.0 million.  We expect the quota share reinsurance agreement will add between 1.2 and 1.5 percentage points to the combined ratio.  Net operating income after including the impact of the quota share reinsurance agreement is expected to be between $27.4 million and $32.4 million, or $0.55 to $0.65 per share.

Commenting on 2013 expectations, Mr. Cubbin stated: ”We are pleased with the effect of the actions taken to date to position us to a return to profitability in 2013 and strengthen our capital position. We continue to achieve rate increases across our core business. The termination of unprofitable business is progressing as expected.  We believe the quota share agreement provides us the flexibility to take advantage of the firming market and rebuild our historic track record of stable underwriting results in an efficient and effective manner.  We believe our business model that focuses on product and geographic diversification should enable us to balance our revenue sources, leverage our fixed costs and manage through market cycles.”

Other Matters

On February 8, 2013, Merton J. Segal, founder and Chairman of the Board, advised the Board he would be retiring and would not seek re-election to the Board in May, 2013.  The Board of Directors has elected lead director, David K. Page to succeed Mr. Segal as non-executive Chairman commencing on May 17, 2013 at the Company’s Annual Shareholder Meeting.

Commenting on Mr. Segal’s retirement, Mr. Cubbin stated, “I would like to thank Mert for his many contributions to Meadowbrook and congratulate him on his retirement from the Board of Directors.  As founder, Mert understood the need for alternative risk and specialty niche vehicles in the traditional insurance marketplace. He had the entrepreneurial vision to become one of the movement’s pioneers and leaders.   I’d like to welcome David Page as Chairman.  Mr. Page has been on the Board since 2000 and will continue to add value as a leader in the oversight of our strategic direction.”

Dividends:
On February 8, 2013, the Board of Directors declared a quarterly dividend of $0.02 per share payable on April 4, 2013 to shareholders of record as of March 21, 2013.

PRESS RELEASE	PAGE 4

Adoption of New Accounting Guidance:
In October 2010, the Financial Accounting Standards Board issued new guidance concerning the accounting for costs associated with acquiring or renewing insurance contracts. Under the new guidance, only direct incremental costs associated with successful insurance contract acquisitions or renewals are deferrable. The Company adopted this guidance effective January 1, 2012 and has retrospectively adjusted its previously issued financial information. Adoption of this guidance reduced the carrying value of the Company’s deferred acquisition costs as of December 31, 2011 by $11.2 million and shareholders’ equity by $7.3 million, or $0.14 per common share. Both net income and net operating income for the fourth quarter of 2011 were increased by $0.2 million, or $0.01 per diluted share. For the full year 2011, both net income and net operating income were reduced by $0.6 million, or $0.01 per diluted share.

Debt to Equity Ratio:
At December 31, 2012, Meadowbrook’s debt-to-equity ratio was 28.6%, compared to 18.7% at December 31, 2011. The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 14.1% at December 31, 2012, compared to 4.8% at December 31, 2011. The increase in the debt to equity ratio in the current year primarily reflects a drawdown of $30 million on Meadowbrook’s Federal Home Loan Bank (“FHLB”) credit facility. The proceeds were used to fund purchases of high quality bonds with maturities that match the maturity of the FHLB credit facility. Due to the low cost of the FHLB funding, we expect to generate returns in excess of our cost of borrowing under this strategy. In addition, the Company refinanced its credit facility on August 29, 2012. Please see Meadowbrook’s 8-K filed with the United States Securities and Exchange Commission on August 30, 2012 for additional detail. During the fourth quarter of 2012, the Company accessed an additional $10 million on its revolving credit facility to enhance the statutory surplus at the insurance subsidiary level. The Company continues to be in compliance with all covenants under its credit facility.

Investment Portfolio:
Pre-tax net investment income for the fourth quarter of 2012 decreased to $11.9 million from $13.7 million for the fourth quarter of 2011. The decrease reflects the impact from the fourth quarter 2012 sale of a portion of our bond portfolio in order to generate realized gains. The Company expects to complete the reinvestment process of the proceeds during the first quarter of  2013, with the replacement of those bonds at lower re-investment rates.

At December 31, 2012, pre-tax book yield was 3.0%, compared to 4.0% at December 31, 2011. The effective duration of the portfolio was 5.0 years at December 31, 2012, compared to an effective duration of 4.9 years at December 31, 2011.

Shareholders’ Equity:
Shareholders’ equity was $558.3 million, or $11.22 per common share, at December 31, 2012, compared to $585.2 million, or $11.46 per common share, at December 31, 2011.

Statutory Surplus:
At December 31, 2012, the combined statutory surplus was $426.3 million, compared to $385.4 million at December 31, 2011, and $347.3 million at September 30, 2012.

Premium Leverage Ratios: As of December 31, 2012, on a trailing twelve month statutory combined basis, the gross and net premium leverage ratios were 2.5 to 1.0 and 1.9 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended December 31, 2012, cash flows used from operating activities were $5.8 million, compared to cash flows provided from operating activities of $43.2 million for the three months ended December 31, 2011. The decrease in operating cash flows was driven primarily by the reduction from premium revenue as a result of the quota share reinsurance agreement that was entered into during the fourth quarter of 2012. Excluding the quota share reinsurance agreement, there was an increase in operating cash flow of $10.3 million more than 4th Quarter 2011. The increase was driven primarily by growth in cash from underwriting activities.

PRESS RELEASE	PAGE 5

For the twelve months ended December 31, 2012, operating cash flows decreased to $122.0 million as compared to $138.1 million for the twelve months ended December 31, 2011. The decrease in operating cash flows was driven primarily by the reduction from premium revenue as a result of the quota share reinsurance agreement that was entered into during the fourth quarter of 2012. Excluding the quota share reinsurance agreement, there was an increase in operating cash flow of $43.3 million more than 2011. The increase was driven primarily by higher cash flow from underwriting activities and a decrease in estimated federal income tax payments.

Share Repurchases:
The Company did not repurchase any shares during the fourth quarter of 2012.

The Company repurchased 1.3 million shares during 2012 at an average cost of $9.09 per share. Accretive share repurchases during the year increased book value per share by $0.07.

Under our Share Repurchase Plan, management is currently authorized to purchase approximately 3.7 million additional shares.

Non-GAAP Measures

Statutory Surplus

Statutory surplus is a non-GAAP measure with the most directly comparable financial GAAP measure being shareholders’ equity. The following is a reconciliation of statutory surplus to shareholders’ equity:

Consolidated Statutory Surplus to GAAP Shareholders' Equity
For Period Ending: December 31, 2012
(In thousands)

Statutory Consolidated Surplus		$426,257

Statutory to GAAP differences:
Deferred policy acquisition costs	45,417
Unrealized gain (loss) on securities available for sale	62,877
Non-admitted assets and other	(2,993)

Total Statutory to GAAP differences		105,301

Total Non-Regulated Entities		26,721
GAAP Consolidated Shareholders' Equity		$558,279

Net Operating Income (Loss) and Net Operating Income (Loss) Per Share

Net operating income (loss) and net operating income (loss) per share are non-GAAP measures that represent net income (loss) excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income (loss) and net operating income (loss) per share are net income (loss) and net income (loss) per share, respectively. Net operating income (loss) and net operating income (loss) per share are intended as supplemental information and are not meant to replace net income (loss) or net income (loss) per share. Net operating income (loss) and net operating income (loss) per share should be read in conjunction with our GAAP financial results. The following is a reconciliation of net operating income (loss) to net income (loss), as well as net operating income (loss) per share to net income (loss) per share:

PRESS RELEASE	PAGE 6

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Net operating income (loss)	$47	$8,529	$(28,401)	$40,333
Net realized gains, net of tax	37,940	431	40,150	2,699
Net income	$37,987	$8,960	$11,749	$43,032

Diluted earnings per common share:
Net operating income (loss)	$0.00	$0.17	$(0.57)	$0.77
Net income	$0.76	$0.18	$0.23	$0.82
Diluted weighted average common shares outstanding	49,776,011	51,050,204	50,177,484	52,404,377

Management uses net operating income (loss) and net operating income (loss) per share as components to assess our performance and as measures to evaluate the results of our business. Management believes these measures provide investors with valuable information relating to our ongoing performance that may be obscured by the net effect of realized gains and losses as a result of the Company’s market risk sensitive instruments, which primarily relate to fixed income securities that are available for sale and not held for trading purposes. Realized gains and losses may vary significantly between periods and are generally driven by external economic developments, such as capital market conditions. Additionally, in 2012 realized gains were also generated by the sale of a portion of the Company’s bond portfolio. Accordingly, net operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from the Company’s ongoing business operations and the underlying profitability of the Company’s business. Accordingly, management believes it is useful for investors to evaluate net operating income (loss) and net operating income (loss) per share, along with net income (loss) and net income (loss) per share when reviewing and evaluating Meadowbrook’s performance.

Accident Year Loss and LAE Ratio

The accident year loss and LAE ratio is a non-GAAP measure and represents the Company’s net loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss and LAE reserves. The most directly comparable financial GAAP measure to the accident year loss ratio and LAE is the net loss and LAE ratio. The accident year loss and LAE ratio is intended as supplemental information and is not meant to replace the loss and LAE ratio. The accident year loss ratio should be read in conjunction with the GAAP financial results. The following is a reconciliation of the accident year loss ratio to the net loss and LAE ratio:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Accident year loss and LAE ratio	71.6%	65.4%	69.3%	65.3%
Adverse development	1.8%	3.8%	10.0%	1.0%
Net loss & LAE ratio	73.4%	69.2%	79.3%	66.3%

Management uses the accident year loss and LAE ratio as one component to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust pricing and underwriting. Meadowbrook’s net loss and LAE ratio is based on calendar year information. Adjusting this ratio to an accident year loss and LAE ratio allows us to evaluate information based on the current year activity. Management believes this measure provides investors with valuable information for comparison to historical trends and current industry estimates. Management also believes that it is useful for investors to evaluate the accident year loss and LAE ratio and net loss and LAE ratio separately when reviewing and evaluating the Company’s performance.

PRESS RELEASE	PAGE 7

Conference Call

Meadowbrook’s 2012 fourth quarter results will be discussed by management in more detail on Wednesday, February 13, 2013 at 9:00 a.m. EST.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through February 27, 2013 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 407004.  The webcast will be archived and available for replay through June 13, 2013.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: premium volume and operating leverage, the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums and on underwriting criteria; ability to obtain rate increases in current market conditions; investment rate of return and losses (whether realized or unrealized) in the Company’s investment portfolio; changes in and adherence to insurance or other regulation; actions taken by regulators, rating agencies or lenders, including possible downgrade of the company’s current A- financial strength rating; attainment of certain processing efficiencies; changing rates of inflation; impairment of intangibles; general economic conditions; the Company’s possible ability to implement its capital raising and capital preservation strategies in a timely manner; and other risks identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PRESS RELEASE	PAGE 8

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

		As Adjusted
	DECEMBER 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2012	2011

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,651,592	$1,487,680
Premium and agents balances	208,743	183,160
Reinsurance recoverable	395,517	325,754
Deferred policy acquisition costs	45,417	74,467
Prepaid reinsurance premiums	143,180	33,754
Goodwill	121,041	120,792
Other assets	147,784	144,491

Total Assets	$2,713,274	$2,370,098

LIABILITIES
Loss and loss adjustment expense reserves	$1,455,980	$1,194,977
Unearned premium reserves	439,418	386,750
Debt	78,500	28,375
Debentures	80,930	80,930
Other liabilities	100,167	93,915
Total Liabilities	2,154,995	1,784,947

STOCKHOLDERS' EQUITY
Common stockholders' equity	558,279	585,151

Total Liabilities & Stockholders' Equity	$2,713,274	$2,370,098

Book value per common share	$11.22	$11.46

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.24	$10.13

PRESS RELEASE	PAGE 9

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except Share & Per Share Data)	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,
		As Adjusted		As Adjusted
SUMMARY DATA	2012	2011	2012	2011

Gross written premiums	$246,661	$223,117	$1,066,633	$904,026
Net written premiums	110,653	191,712	797,503	776,253

REVENUES
Net earned premiums	$226,734	$201,920	$854,259	$747,635
Net commissions and fees	9,122	8,487	34,049	32,115
Net investment income	11,913	13,683	53,143	54,522
Net realized gains	52,111	680	55,312	2,949
Total Revenues	299,880	224,770	996,763	837,221
EXPENSES
Net losses and loss adjustment expenses	166,481	139,730	677,684	495,351
Policy acquisition and other underwriting expenses	70,587	64,851	274,066	250,535
General selling and administrative expenses	6,052	7,024	24,463	24,775
General corporate expenses	724	(509)	3,572	400
Amortization expense	3,201	1,327	7,296	4,973
Interest expense	2,047	2,027	8,429	8,347
Total Expenses	249,092	214,450	995,510	784,381
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	50,788	10,320	1,253	52,840
Income tax expense (benefit)	13,442	1,856	(7,842)	12,169
Equity earnings of affiliates, net of tax	611	523	2,652	2,418
Equity earnings (loss) of unconsolidated subsidiaries, net of tax	30	(27)	2	(57)
NET INCOME	$37,987	$8,960	$11,749	$43,032

Less: Net realized gains, net of tax	37,940	431	40,150	2,699

NET OPERATING INCOME (LOSS) (1)	$47	$8,529	$(28,401)	$40,333

Diluted earnings (losses) per common share
Net income	$0.76	$0.18	$0.23	$0.82
Net operating income (loss)	$0.00	$0.17	$(0.57)	$0.77
Diluted weighted average common shares outstanding	49,776,011	51,050,204	50,177,484	52,404,377

GAAP ratios:
Loss & LAE ratio	73.4%	69.2%	79.3%	66.3%
Other underwriting expense ratio	31.1%	32.1%	32.1%	33.5%
GAAP combined ratio	104.5%	101.3%	111.4%	99.8%

(1) While net operating income (loss) is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income (loss) is net income less realized gains net of taxes associated with such gains.

PRESS RELEASE	PAGE 10

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,
		As Adjusted		As Adjusted
	2012	2011	2012	2011
Net earned premium	$226,734	$201,920	$854,259	$747,635
Net losses & loss adjustment expenses(1)	166,481	139,730	677,684	495,351
Policy acquisition and other underwriting expenses	70,587	64,851	274,066	250,535
(Loss) profit from net earned premium	(10,334)	(2,661)	(97,491)	1,749
Net investment income	11,913	13,683	53,143	54,522
Profit (loss) from insurance operations	1,579	11,022	(44,348)	56,271

Net commissions and fees	$9,122	$8,487	$34,049	$32,115
General selling & administrative expenses	6,052	7,024	24,463	24,775
Profit from net commissions & fees	3,070	1,463	9,586	7,340

General corporate expense	$724	$(509)	$3,572	$400
Amortization expense	3,201	1,327	7,296	4,973
Interest expense	2,047	2,027	8,429	8,347
Other expenses	5,972	2,845	19,297	13,720

Profit (loss) from insurance operations	$1,579	$11,022	$(44,348)	$56,271
Profit from net commissions & fees	3,070	1,463	9,586	7,340
Other expenses	(5,972)	(2,845)	(19,297)	(13,720)
Net capital gains	52,111	680	55,312	2,949
Pretax income	$50,788	$10,320	$1,253	$52,840

Key ratios:
GAAP combined ratio	104.5%	101.3%	111.4%	99.8%
Accident year combined ratio(2)	102.7%	97.5%	101.4%	98.8%

(1) The three months ended December 31, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $4,181 and the three months ended December 31, 2011 include an increase in net ultimate loss estimates for 2010 and prior accident years of $7,677. The twelve months ended December 31, 2012 include an increase in net ultimate loss estimates for 2011 and prior accident years of $85,515 and the twelve months ended December 31, 2011 include an increase in net ultimate loss estimates for 2010 and prior accident years of $7,311.

(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.